EXHIBIT 15.1

APPENDIX A

PRIOR PERFORMANCE TABLES

As used herein, the terms “we,” “our” and “us” refer to Generation Income Properties, Inc.

The following Prior Performance Tables (the “Tables”) provide information relating to real estate investment programs (the “Prior Real Estate Programs”) sponsored by our sponsor and its affiliates. The Prior Real Estate Program presented has investment objectives similar to ours in that they invested in net lease real estate.

Our sole office and director is responsible for the acquisition, operation, maintenance and resale of the real estate properties and real estate-related debt investments. The financial results of the Prior Real Estate Programs thus provide an indication of Prior Real Estate Programs for which our sponsor was ultimately responsible and the performance of these programs during the periods covered. However, general economic conditions affecting the real estate industry and other factors contribute significantly to financial results.

The Tables presented provide summary unaudited information related to the Prior Real Estate Programs. By purchasing shares in our public offering, investors will not acquire any ownership interest in any funds to which the information in the Tables relate and investors should not assume that they will experience returns, if any, comparable to those experienced by the investors in the real estate fund discussed.

The information in these Tables should be read together with the summary information under the “Prior Performance Summary” section of this prospectus. The following Tables are included in this prospectus:

•	Table I—Experience in Raising and Investing Funds;

•	Table II—Compensation to Sponsor;

•	Table III—Annual Operating Results of Prior Real Estate Programs;

•	Table VI—Acquisition of Properties by Programs

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TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS (UNAUDITED)

This Table provides a summary of the experience of our sponsor in raising and investing funds in prior programs where the offering closed in the three years prior to December 31, 2015. As of December 31, 2015 there was one private program.

GIP Fund 1
Dollar Amount Offered (1)	$2,000,000
Dollar Amount Raised (1)	$940,000
Percentage Amount Raised	47.00%
Less Offering Expenses:
Selling Commissions and Discounts Retained by Affiliates	—
Organizational Expenses (2)	$78,822.58
Other	—
Reserves	—
Percent available for investment	100.00%
Acquisition Costs:
Prepaid items and fees related to the purchase of property	$15,049.75
Cash Down Payment	$900,000
Other	—

Total Acquisition Cost (3)	$915,049.75
Percent leverage—property level	43.86%
Date Offering Began	09/21/2012
Length of Offering (in months)	8.5
Months to invest 90% of amount available for investment	14

(1)	The program was closed prior to hitting its offering targets to acquire real estate property.

(2)	“Organizational Expenses” represents costs paid directly by Sponsor in connection with setting up GIP Fund 1.

(3)	Is net of the actual mortgage loans at acquisition and excludes any subsequent mortgage activity. Received loan in the amount of $715,000

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TABLE II

COMPENSATION TO SPONSOR

(UNAUDITED)

This table sets forth the amount and type of compensation paid to our sponsor and affiliates related to prior real estate programs with similar investment objectives that have conducted offerings which closed during the three years ended December 31, 2015. The information represents activity since inception.

GIP Fund 1
Date Offering Commenced	9/21/2012
Dollar Amount Raised	$940,000
Amount Paid to Sponsor from Proceeds of Offering:
Underwriting Fees	—
Acquisition Fees:
Real Estate Commissions (1)	—
Advisory Fees	—
Other	—
Dollar Amount of Cash Generated from Operations Before Deducting Payment to Sponsors	—
Amount Paid to Sponsor From Operations:
Asset Management Fee (2)	—
Property Management Fees (2)	$24,514.37
Partnership Management Fees	—
Reimbursements	—
Leasing Commissions	—
Other	—
Dollar Amount of Property Sales and Refinancing Before Deduction Payments to Sponsor:
Cash	—
Notes	—
Amount Paid to Sponsors from Property Sales and Refinancing:
Real Estate Commissions	—
Incentive Fees	—
Disposition Fees	—
Other	—

(1)	Calkain Companies was paid a $48,450 on the transaction. Sponsor is an equity partner in Calkain Companies, but did not receive a direct commission on this transaction.

(2)	Asset Manager allocated all fees for property management. Total fees paid as of December 31, 2015.

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TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS

(UNAUDITED)

The following sets forth the unaudited operating results of Prior Real Estate Program that have closed offerings over the three years ended December 31, 2015 and that have similar investment objectives to Generation Income Properties, Inc.

2014 (1)
Gross Rental Income	$138,902.45
Less:
Rental operating expenses	(38,343.33)
Interest Expense	(30,347.77)
Depreciation	(28,893.12)

Net Income (GAAP basis)	$40,245.13
Taxable Income from Operations (2)	$42,391.33

Cash generated from operations (3)	$101,632.22
Total distributions to investors	$(76,260.02)
Operations	$(51,610.84)
Return of capital	$(24,649.18)
Cash generated after cash distributions to investors	$25,372.50
Percent of properties remaining unsold	100%
Distribution Data Per $1,000 Invested (4)	$81.13
Cash Distributions to Investors
Sources (on GAAP basis)
- Operating activities	$54.91
- Investing & financing activities	—
- Other (return of capital)	$26.22

(1)	Most recent available year ended information

(2)	Straight-line rent adjustment is only GAAP basis adjustment.

(3)	Cash generated from Operations reported on a non-GAAP basis.

(4)	$940,000 was initially invested in the fund.

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TABLE VI

ACQUISITION OF PROPERTIES BY PROGRAMS (UNAUDITED)

Table VI presents acquisitions of properties by Prior Real Estate Programs that were completed during the three years prior to September 30, 2015. Information in Table VI reflects acquisitions of properties by such Prior Real Estate Programs since inception.

PROGRAM:	GIP FUND 1
Name, location, type of property	504-508 South Howard Avenue Tampa, Florida 33606 Multi-Tenant Retail
Tampa, Florida
Multi-Tenant Retail
Gross leasable square footage	3,500
Date of purchase (1)	12/18/2013
Mortgage financing at date of purchase (2)	$ 715,000
Cash down payment	$ 900,000
Contract purchase price plus acquisition fee	$ 1,630,049.75
Other cash expenditures expensed/(credited)	$ —
Other cash expenditures capitalized	$ —
Total acquisition cost	$ 915,049.75

(1)	The date acquired is defined as the date in which title to the property transferred.

(2)	Represents the mortgage loan payable on the date of purchase.

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